Exhibit 10.2

October 20, 2011

The Board of Directors
Family Benefit Life Insurance Company
812 Madison
Jefferson City, Missouri 65101

Re: Trinity Life Insurance Company Purchase Proposal of Family Benefit Life Insurance Company

Pursuant to a request from the Board of Directors of Family Benefit Life Insurance Company (“Family Benefit Life” or the “Company”), Trinity Life Insurance Company (“Trinity Life”) presents the following Purchase Proposal to offer to acquire for cash all of the issued and outstanding shares of Family Benefit Life from its shareholders (the “transaction”).  Trinity Life thanks all of the members of the Company’s Board of Directors for the opportunity to make this Purchase Proposal.

Proposed Purchase Price

The purchase price payable and to be offered each shareholder of  the issued and outstanding shares of Family Benefit Life is estimated to be $11.09 per issued and outstanding share, based upon the statutory assets, liabilities, capital and surplus presented in accordance with statutory accounting principles plus a premium above the statutory assets, liabilities, capital and surplus with amounts determined using statutory amounts and number of shares issued and outstanding as of September 30, 2011.

The amounts shown below are representations of the ultimate purchase price payable and are based upon the amounts presented in Family Benefit Life’s Quarterly Statutory Statement as of June 30, 2011 plus an estimate of the Company’s statutory third quarter 2011 results.  This purchase price will be adjusted to the appropriate actual statutory amounts and number of shares issued and outstanding as presented in the Company’s Quarterly Statutory Statement as of September 30, 2011, with such adjustments set forth below to be  finalized no later than seven (7) days from the date that Trinity Life receives Company’s statutory financial statement prepared in accordance with statutory accounting principles for the quarter ending September 30, 2011, along with all requested due diligence items.

1.
$10,600,000 (estimated aggregate statutory capital and surplus as of September 30, 2011) as presented on Line 38, page 3 of Company’s statutory financial statement prepared in accordance with statutory accounting principles as of September 30, 2011.

2.	$3,679,928 (premium above the estimated September 30, 2011 statutory capital and surplus)

3.	$14,279,928 (total estimated proposed purchase price as of September 30, 2011)

4.	1,287,640 (estimated shares issued and outstanding as of September 30, 2011)

5.	$11.09 (estimated proposed purchase price per issued and outstanding share as of September 30, 2011)

6.
This Purchase Proposal assumes that Trinity Life will offer to purchase the shares of Family Benefit Life common stock issued and outstanding from the Company’s shareholders for cash at the proposed purchase price (adjusted to the appropriate actual statutory amounts and number of shares issued and outstanding as presented in the Company’s Quarterly Statutory Statement as of September 30, 2011).  In addition to the terms described elsewhere in this Purchase Proposal, the aforementioned agreement would provide that the Board of Directors of Family Benefit Life, on behalf of Family Benefit Life, agree to the following:

a.	Recommend the Purchase Proposal to the Company’s shareholders, with the terms of the recommendation to be mutually agreed upon,
b.	Support any regulatory application(s) filed by Trinity Life in connection with this transaction,
c.	Refrain from entertaining offers from or negotiating with third parties that would frustrate the purpose of this transaction, and

7.	Each party shall notify and obtain consent of the other in advance of any public announcement of this agreement or the transactions contemplated hereby.

Future Plans for Family Benefit Life

If this Purchase Proposal is accepted and the transaction is completed, Trinity Life intends to

1.
Continue the marketing and sale of Family Benefit Life annuity and insurance products through the same procedures and distribution channels in which the Company has conducted its business complimented by introducing additional products and marketing teams.  Trinity Life’s philosophy is to maintain the benefits inherent in Family Benefit Life’s policies and contracts.  It has been our practice in acquisitions to not undertake actions detrimental to policyholders and agents such as reducing policyholder annuity interest rates to the guaranteed minimums, reduce or withhold agent commissions, etc.

2.
Trinity Life ultimately intends to operate Family Benefit Life as a wholly owned subsidiary of Trinity Life.   Effectuation of such intent depends upon, or may depend upon, transactions or occurrences to take place after consummation of the transaction herein.  Consummation of the transaction herein is not dependent upon such later transactions.  There are no plans or proposals to liquidate Family Benefit Life, to change the Company’s name, to sell its assets or merge it with any person or persons.

3.	Maintain the statutory and administrative office of Family Benefit Life at its current location in Jefferson City, Missouri.

4.	Retain the current officers, management, staff, operating processes and systems of Family Benefit Life.

5.	Retain Ross Walquist as Family Benefit Life’s President.

6.	Form a nine (9) member Board of Directors composed of six (6) of Trinity Life’s Directors or Officers and three (3) of Family Benefit Life’s Directors or Officers.

7.
Begin the recruitment of new agents to Family Benefit Life to market its existing products in Missouri and other states where Family Benefit Life is currently licensed.  Trinity Life would file its current portfolio of products in Missouri and other states where Family Benefit Life is licensed.  Trinity Life would begin to seek admission to conduct business in additional states.

Other Technical Items

Due Diligence

This transaction is subject to Trinity Life’s completion to its sole satisfaction of its due diligence on Family Benefit Life, to be completed no later than seven (7) days from the date that Trinity Life receives Company’s statutory financial statement prepared in accordance with statutory accounting principles as of September 30, 2011, along with all requested due diligence items.  During business hours and upon reasonable notice to Family Benefit Life by Trinity Life after acceptance of this proposal by both parties and prior to completing the transaction, Family Benefit Life will permit lawyers, accountants and other authorized representatives of Trinity Life to examine all of the books, records, assets, contracts and other information relating to Family Benefit Life and to engage in and complete a thorough due diligence review of Family Benefit Life including all tax returns and actuarial information.  Such representatives may also examine any other financial or corporate documents as they reasonably deem appropriate.  Family Benefit Life agrees to cooperate with such examinations and analyses and to make its employees and agents reasonably available to discuss such matters.  In the event the transaction is not consummated, Trinity shall return all materials obtained by its due diligence efforts to Family Benefit Life.

Licenses

Family Benefit Life will maintain in good standing and full force and effect all seven (7) licenses and certificates of authority to conduct the business of Family Benefit Life.

Significant Developments

After the acceptance of this proposal by both parties and through the completion of the transaction, each party shall promptly provide the other party with information as to any significant developments in the performance of this agreement, and shall promptly notify the other parties if it discovers that any of the representations, warranties and covenants arising from this transaction or in any document or disclosure delivered or provided in this transaction was not true and correct in material respects or became untrue or incorrect in material respects.

Continue to Conduct Business in the Ordinary Course

After the acceptance of this proposal by both Parties and through the completion of the transaction, Family Benefit Life will conduct the business only in the ordinary course of business consistent with past business and industry custom and practice, and will incur no liabilities other than in the ordinary course of business consistent with past custom and industry practice, and no event, fact or circumstance will have an adverse effect on the assets, condition (financial or otherwise), operating results, employee or customer relations or business activities of Family Benefit Life (other than any events, facts or circumstances that relate primarily to (1) economic conditions in general; and (2) the economic performance of the entire industry in which the Company is engaged).

Without limit to the foregoing, Family Benefit Life will not:

(a)
Sell, assign or transfer any material tangible asset (other than the sale of invested assets in the ordinary course of business consistent with past practices) or property right used in the business, or mortgaged, pledged or subjected them to any encumbrance, charge or other restriction, except for encumbrances for current property taxes not yet due and payable;

(b)
Sell, assign, transfer, abandon or permit to lapse any Governmental Permits that, individually or in the aggregate, are material to the business or the operation or any portion thereof, or received any notice from any Governmental Body of any restrictions, limitations, suspensions, or revocations of any such Governmental Permits, or disclosed any material proprietary confidential information to any person;

(c)
Conduct the cash management customs and practices (including the timing of collection of receivables and payment of payables and other current liabilities) and maintained the books and records of Family Benefit Life other than in the usual and ordinary course of business consistent with past custom and practice;

(d)
Make any material change in any underwriting, actuarial, investment, financial reporting or accounting practice or policy followed by Family Benefit Life, or in any assumption underlying such practice or policy, or in any method of calculating any bad debt, contingency, or other reserve for financial reporting purposes or for any other purposes;

(e)	Make any loans or advances to, or guarantees or unwritten promises for the benefit of, or entered into any transaction with any shareholder, officer, director or affiliate of Family Benefit Life;

(f)
Suffer any decrease in the number of, or any change in the nature of, the insurance policies or annuity contracts in force of Family Benefit Life, or any change in the amount or nature of reserves, liabilities or other similar amounts of the Company with respect to such insurance policies and annuity contracts that might be expected to have an adverse effect, or any termination, amendment or execution by the Company of any reinsurance, coinsurance or other similar contract, as ceding or assuming reinsurer;

(g)
Declare, set aside or pay any dividend or distribution of cash or other property to any shareholder of the Company or sell, purchase, redeem or otherwise acquire or dispose of any shares of the Company’s capital stock including treasury stock, or make any other payments to any shareholder;

(h)	Amend or authorize the amendment of the Certificate of Incorporation or By-laws of the Company;

(i)	Pay or make a commitment to pay any severance or termination payment to any employee or consultant;

(j)
Make any capital expenditures, including without limitation, replacements of equipment in the ordinary course of business, or entered into commitments, except for capital expenditures or commitments which do not, in the aggregate, exceed $5,000;

(k)	Make any equity or debt investment or commitment in any person in excess of $5,000, other than in the ordinary course of business and consistent with past practice;

(l)	Make any amendment to or introduction of any new insurance policy or annuity contract on forms other than those issued in the past, other than in the ordinary course of business; or

(m)	Enter into any other material transaction, other than in the ordinary course of business consistent with past custom and practice.

Disclosures

After the acceptance of this proposal and through the completion of the transaction, except as may be required by applicable law, the parties will each consult with the others before issuing or making any reports, statements or releases to the public with respect to this transaction contemplated hereby and will use good faith efforts to agree on the text of a joint public report, statement or release or will use good faith efforts to obtain the other’s party’s approval of the text of any public report, statement or release to be made solely on behalf of a party.  If all of the parties are unable to agree on or approve any such public report, statement or release and such report statement or release is, in the opinion of legal counsel to the party seeking to make such disclosure, required by law to discharge such party's disclosure obligations, then such party may make or issue the legally required report, statement or release. Any such report, statement or release approved or permitted to be made pursuant to this section on Disclosure may be disclosed or otherwise provided by any party to any person or entity, including to any employee or customer of either party hereto and to any governmental or regulatory authority.

Expiration of Purchase Proposal

In the event that this Purchase Proposal with respect to the transaction contemplated herein from Trinity Life dated October 14, 2011 is not signed and accepted by Family Benefit Life on or prior to 1:00 P.M. on Friday, October 21, 2011, this purchase proposal will terminate and the Parties shall no longer have any rights or obligations with respect to this document.

Additional Questions and Contact Information

Gregg Zahn President and Chief Executive Officer gzahn@firsttrinityfinancial.com (918) 249-2438 (T) (918) 249-2478 (F) (918) 289-8514 (C) 7633 East 63rd Place Suite 230 Tulsa, Oklahoma 74133
Jeffrey J. Wood
Chief Financial Officer, Secretary and Treasurer
jwood@firsttrinityfinancial.com
(918) 249-2438 (T)
(918) 249-2478 (F)
(405) 802-6072 (C)
7633 East 63rd Place Suite 230
Tulsa, Oklahoma 74133

Acceptance Signatures and Acknowledgement

Should this Purchase Proposal be acceptable by Family Benefit Life, this memorandum shall become binding upon the signature of each party below.  This Agreement may be executed in several counterparts, which shall constitute a single agreement.

Family Benefit Life Insurance Company	Trinity Life Insurance Company

/s/ Ross A. Walquist	/s/ Gregg E. Zahn

Ross Walquist	Gregg E. Zahn

President	President and Chief Executive Officer

October 20, 2011	October 20, 2011